Exhibit 99.1

GameStop Announces First Quarter Fiscal 2020 Preliminary Results

Grapevine, Texas (June 4, 2020) - GameStop Corp. (NYSE: GME) (“the Company”) today announced certain preliminary unaudited financial information for the first quarter ended May 2, 2020.

George Sherman, GameStop’s Chief Executive Officer, stated: “As we navigate the global COVID-19 pandemic, our priority continues to be the safety and well-being of our employees, customers and business partners. Despite the disruption caused by the pandemic, we are pleased to see our strategic investments in omni-channel capabilities allow us to deliver on the increased demand for gaming, entertainment and remote work products. Our Buy Online Pickup in Store capabilities enabled many of our stores to safely open for contactless curbside pickup. Importantly, the U.S.-based stores conducting this limited curbside offering were able to meet or exceed their sales plans during the second half of the quarter which is a true testament to our ability to fully capitalize on both our omni-channel capabilities and our leadership position in gaming. I would like to thank all of our associates and business partners for their dedication and commitment during this unprecedented time. We have begun safely reopening our stores around the world as conditions and government regulations permit, and look forward to the day our fleet can be fully operational again. We believe we have, and are continuing to, take the appropriate steps to preserve liquidity, including disciplined management of all expenses, working capital, and capital expenditures as we continue to manage through the current environment, positioning the Company to emerge even stronger when in-store operations resume in totality.”

Preliminary Unaudited First Quarter Fiscal 2020 Results:

As a result of the spread of COVID-19 around the world, the Company’s various operations across 14 countries were negatively impacted during the quarter. Approximately 76% of the Company’s 1,802 international stores temporarily closed for business beginning in March. As previously announced, on March 22, 2020, the Company temporarily closed all 3,526 of its U.S. locations – with approximately 65% of the locations conducting a limited curbside pickup offering. During the final six-weeks of the fiscal first quarter, approximately 10% of the global fleet remained fully open and accessible to customers, approximately 42% remained open for limited curbside delivery and 48% remained fully closed.

Importantly, in Australia where all stores remained open for business during the first quarter, increased demand drove an approximately 35% comparable store sales increase. As a result, the Company anticipates its Australia / New Zealand segment to contribute a higher percentage of sales as compared to the prior year fiscal quarter, while the relative contribution from its Europe segment will decline.

On a preliminary basis for the 13-weeks ended May 2, 2020 compared to the 13-weeks ended May 4, 2019:

•	Total global sales are expected to decrease in the range of 33% to 35% from $1.5 billion in the prior year fiscal quarter.

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Comparable store sales are expected to decrease in the range of approximately 30% to 31%. Excluding stores that were closed during the first quarter as a result of the COVID-19 pandemic, comparable store sales are expected to decline in the range of approximately 16% to 17%.

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The Company expects hardware sales to be a larger percentage, and software sales to be a smaller percentage, of total sales in the first quarter of fiscal 2020 compared to the prior year fiscal quarter.

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Cash flow from operations is expected to be approximately ($49) million compared to ($665) million in the prior year fiscal quarter. The decrease in cash used in operations is primarily attributable to the Company’s focus on optimizing the cash conversion cycle and carrying more efficient levels of inventory, which resulted in accounts payable at the beginning of the first quarter of fiscal 2020 being approximately $671.1 million lower than at the beginning of the prior year fiscal quarter.

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Inventory at quarter end is expected to decline by approximately 43%, or $500 million, to approximately $650 million compared to $1.1 billion in the first quarter of fiscal 2019. The Company expects to record $13.5 million related to inventory reserves and obsolescence in the first quarter of fiscal 2020 compared to $9.6 million in the first quarter of fiscal 2019.

•	Accounts payable for the quarter is expected to decrease approximately 54%, or $245 million, to approximately $212 million compared to $458 million in the first quarter of fiscal 2019.

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Net (loss) income is expected to be in the range of ($172) million to ($162) million compared to approximately $6.8 million in the prior year fiscal quarter, and includes approximately $53 million in non-cash tax charge associated with the valuation allowance against the Company’s deferred tax assets.

•	Adjusted EBITDA is expected to be in the range of ($79) million to ($74) million compared to $43 million in the prior year fiscal quarter (See Reconciliation Schedule I.)

The Company’s expected total sales, comparable store sales, adjusted EBITDA and cash flows from operations for the quarter ended May 2, 2020, and expected inventory and accounts payable at quarter-end, are estimates and subject to completion of the quarter-end closing process and adjustments. Accordingly, this information may change.

Liquidity

As of May 2, 2020, the Company had approximately $570 million in total cash, reflecting $135 million drawn under its revolving credit facility. As of June 3, 2020, the Company had reduced its outstanding borrowings under its revolving facility to approximately $100 million. The Company continues to expect it will have sufficient liquidity and financial flexibility to fund its operations and navigate the current environment. Given effective working capital management, the Company expects to have total cash and liquidity between $575 million and $625 million as of the end of its second fiscal quarter.

Store Operations Update

The Company continues to phase the reopening of its stores across all operating countries where restrictions related to the global pandemic have been lifted, and according to the mandates provided by country, state and local officials, including the implementation of strict sanitary processes and social distancing measures. As a result, at the end of May 2020, the Company had approximately 85% of its U.S. locations open to limited customer access or curbside delivery, and approximately 90% of its international locations open.

Subsequently, given the recent social unrest experienced in various cities across the United States, the Company has temporarily closed approximately 90 stores that were previously reopened, to protect the safety of associates and customers. Approximately 30 of these locations will be closed for the foreseeable future given extensive physical damage.

First Quarter Fiscal 2020 Earnings Call Details:

The Company anticipates announcing first quarter fiscal 2020 earnings results after the market closes on June 9, 2020. The company will host an investor conference call with management at 5:00 pm ET on the same day to review the company’s financial results. The phone number for the call is 877-451-6152 and the confirmation code is 13703604. This call, along with supplemental information, can also be accessed at GameStop’s investor relations home page at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s corporate website.

About GameStop

GameStop Corp., a Fortune 500 company headquartered in Grapevine, Texas, is the world’s largest video game retailer, operates approximately 5,300 stores across 14 countries, and offers the best selection of new and pre-owned video gaming consoles, accessories and video game titles, in both physical and digital formats. GameStop also offers fans a wide variety of POP! vinyl figures, collectibles, board games and more. Through GameStop’s unique buy-sell-trade program, gamers can trade in video game consoles, games, and accessories, as well as consumer electronics for cash or in-store credit. The company’s consumer product network also includes www.gamestop.com and Game Informer® magazine, the world’s leading print and digital video game publication.

General information about GameStop Corp. can be obtained at the Company’s corporate website. Follow @GameStop and @GameStopCorp on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

Cautionary Statement Regarding Forward-Looking Statements - Safe Harbor

Expectations about quarterly results are based on preliminary unaudited information about the first fiscal quarter of 2020 and are subject to revision. Although the quarter is now completed, the Company is still in the early stages of standard financial reporting closing procedures. Accordingly, as normal quarter-end closing and review processes conclude, actual results could differ materially from these preliminary results. Factors that could cause actual results for the quarter to differ materially from those contemplated by these forward-looking statements include, but are not limited to, inaccurate assumptions; unrecorded expenses; changes in estimates or judgments; and facts or circumstances affecting the application of the Company’s critical accounting policies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current beliefs, views, estimates and expectations, including as to the Company’s industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information, including expectations as to future operating profit improvement. Such statements include without limitation those about the Company’s preliminary estimated financial results, expectations and other statements that are not historical facts. Forward-looking statements are subject to significant risks and uncertainties and actual developments, business decisions and results may differ materially from those reflected or described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those reflected or described in the forward-looking statements: macroeconomic pressures, including the effects of COVID-19 on consumer spending; the impact of the COVID-19 pandemic on the Company’s business and financial results; the economic, social and political conditions or civil unrest in the U.S. and certain international markets; the cyclicality of the video game industry; the Company’s dependence on the timely delivery of new and innovative products from its vendors; the impact of technological advances in the video game industry and related changes in consumer behavior on the Company’s sales; the Company’s ability to keep pace with changing industry technology and consumer preferences; the impact of international crises and trade restrictions and tariffs on the delivery of the Company’s products; the Company’s ability to obtain favorable terms from its suppliers; the international nature of the Company’s business; the Company’s dependence on sales during the holiday selling season; fluctuations in the Company’s results of operations from quarter to quarter; the Company’s ability to de-densify its global store base; the Company’s ability to renew or enter into new leases on favorable terms; the competitive nature of the Company’s industry; the Company’s ability to attract and retain executive officers and key personnel; the adequacy of the Company’s management information systems; the Company’s reliance on centralized facilities for refurbishment of its pre-owned products; the Company’s ability to react to trends in pop culture with regard to its sales of collectibles and our dependence on licensed products for a substantial portion of such sales; the Company’s ability to maintain security of its customer, employee or company information; potential harm to the Company’s reputation; the Company’s ability to maintain effective control over financial reporting; the Company’s vendors’ ability to provide marketing and merchandise support at historical levels; restrictions on the Company’s ability to purchase and sell pre-owned video games; potential decrease in popularity of certain types of video games; changes in the Company’s global tax rate; potential future litigation and other legal proceedings; changes in accounting rules and regulations; and the Company’s ability to comply with federal, state, local and international law. Additional factors that could cause our results to differ materially from those reflected or described in the forward-looking statements can be found in GameStop’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020, the subsection entitled “Risks Related to Our Business” of Item 1A of which has been amended and restated in GameStop’s Current Report on Form 8-K filed on June 4, 2020 and our other filings made from time to time with the SEC and available at the SEC’s Internet site at http://www.sec.gov or http://investor.GameStop.com. Forward-looking statements contained in this release speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

GameStop Corp.

Schedule I

(in millions)

(unaudited)

Non-GAAP results

The following table reconciles Adjusted EBITDA to net (loss) income for the periods specified below. We have provided a low and high range for the 13 weeks ended May 2, 2020 as our results are preliminary and have not yet been finalized. Income tax expense for the 13 weeks ended May 2, 2020 includes the current estimate of a $53.0 million valuation allowance on our deferred tax assets.

	13 Weeks Ended May 2, 2020		13 Weeks Ended May 4, 2019
	Low	High
Reconciliation of Adjusted EBITDA to Net (Loss) Income
Net (loss) income	$(171.8)	$(161.9)	$6.8
Loss from discontinued operations, net of tax	0.6	0.6	0.7

(Loss) income from continuing operations	$(171.2)	$(161.3)	$7.5
Interest expense, net	6.7	6.7	7.7
Depreciation and amortization	21.5	21.5	23.3
Income tax expense	52.9	47.9	2.3

EBITDA	$(90.1)	$(85.2)	$40.8

Stock-based compensation	1.8	1.8	1.9
Transformation costs	1.5	1.5	—
Business divestitures	1.4	1.4	—
Property, equipment & other asset impairments	3.9	3.9	—
Severance and other	2.4	2.4	—

Adjusted EBITDA	$(79.1)	$(74.2)	$42.7

Non-GAAP Measures and Other Metrics

Adjusted EBITDA is a supplemental financial measure of the Company’s performance that is not required by, or presented in accordance with, GAAP. We believe that the presentation of this non-GAAP financial measure provides useful information to investors in assessing our financial condition and results of operations.

We define Adjusted EBITDA as net income (loss) before income taxes, plus interest expense, net and depreciation and amortization, excluding stock-based compensation, transformation costs, business divestitures, asset impairments, severance and other non-cash charges. Net income (loss) is the GAAP financial measure most directly comparable to Adjusted EBITDA. Our non-GAAP financial measures should not be considered as an alternative to the most directly comparable GAAP financial measures. Furthermore, non-GAAP financial measures have limitations as an analytical tool because they exclude some but not all items that affect the most directly comparable GAAP financial measures, and you should not consider them in isolation, or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Some of these limitations include:

•	certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure;

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

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although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

We compensate for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measure, understanding the differences between the GAAP and non-GAAP financial measures and incorporating these data points into our decision-making process. Adjusted EBITDA is provided in addition to, and not as an alternative to, the Company’s financial results prepared in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined and determined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Contact

GameStop Corp. Investor Relations

(817) 424-2001

investorrelations@gamestop.com